Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

— Company Reports Record Quarterly Revenues and Operating Income —

(Dulles, VA 18 October 2012) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the third quarter of 2012.  Third quarter 2012 revenues were $372.9 million, up 9% compared to $342.2 million in the third quarter of 2011.  Third quarter 2012 operating income was $31.3 million, an increase of 27% compared to $24.7 million in the third quarter of 2011.

Net income was $19.5 million, or $0.33 diluted earnings per share, in the third quarter of 2012, compared to net income of $16.5 million, or $0.28 diluted earnings per share, in the third quarter of 2011.  Orbital’s free cash flow* in the third quarter of 2012 was negative $20.8 million compared to positive $16.3 million in the third quarter of 2011.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “The company’s third quarter 2012 financial results set new records for revenues and operating income for a second consecutive quarter.  This quarter’s financial results reflected strong growth in revenues, particularly for the launch vehicles segment, which grew by more than 20%, as well as increased operating income in all three business segments.”

“During the quarter Orbital successfully carried out two launch vehicle and satellite missions and delivered another eight systems to customers for future missions.  The company also completed several important milestones in the Antares rocket and Cygnus spacecraft programs, including the commencement of initial Antares operations at the Mid-Atlantic Regional Spaceport at Wallops Island, Virginia,” Mr. Thompson added.

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* “Free cash flow” is a non-GAAP financial measure.  For additional details concerning this measure, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Sciences Corporation s 45101 Warp Drive, Dulles, VA 20166 s 703-406-5000

Orbital Announces Third Quarter 2012 Financial Results

Financial Highlights

	Third Quarter		First Nine Months
($ in millions, except per share data)	2012	2011	2012	2011
Revenues	$372.9	$342.2	$1,082.2	$1,010.5
Operating Income	31.3	24.7	81.3	57.6
Net Income	19.5	16.5	47.1	50.0	(1)
Diluted Earnings Per Share	$0.33	$0.28	$0.79	$0.84	(1)

(1) \Net income and diluted earnings per share include a favorable nonrecurring income tax adjustment, which increased reported net income by
$7.7 million, or $0.13 diluted earnings per share, in the first nine months of 2011.

Revenues increased $30.7 million, or 9%, in the third quarter of 2012 compared to the third quarter of 2011.  The revenue growth was due to a $24.2 million increase in the launch vehicles segment and an $8.0 million increase in the advanced space programs segment, partially offset by an $11.6 million reduction in the satellites and space systems segment.  Intersegment revenue eliminations were $17.5 million in the third quarter of 2012, a decrease of $10.1 million compared to the third quarter of 2011, due to a lower level of activity on Antares launch vehicles for the Commercial Orbital Transportation Services (COTS) research and development program with NASA.  The revenue growth in the launch vehicles and advanced space programs segments was primarily due to increased production work on the Commercial Resupply Services (CRS) contract with NASA.  The reduction in satellites and space systems segment revenues was principally due to lower revenues from communications satellite contracts that are nearing completion.

Operating income increased $6.6 million, or 27%, in the third quarter of 2012 compared to the third quarter of 2011, due to profit increases in all three business segments.  Launch vehicles segment operating income increased primarily due to a profit improvement in the space launch vehicle product line.  Satellites and space systems segment operating income increased mainly due to a profit improvement in the communications satellite product line.  Advanced space programs segment operating income increased principally due to net favorable contract profit changes.

Net income in the third quarter of 2012 was $19.5 million, or $0.33 diluted earnings per share, compared to $16.5 million, or $0.28 diluted earnings per share, in the third quarter of 2011.  The company’s effective income tax rate was 33% in the third quarter of 2012 compared to 26% in the third quarter of 2011.  The company’s effective tax rates in both periods reflect the timing of the recognition of federal research and development tax credits.

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Orbital Announces Third Quarter 2012 Financial Results

Segment Results

Launch Vehicles

	Third Quarter			First Nine Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Revenues	$140.7	$116.5	21%	$393.1	$353.2	11%
Operating Income	9.3	5.2	79%	26.3	7.1	270%
Operating Margin	6.6%	4.5%		6.7%	2.0%

Launch vehicles segment revenues increased $24.2 million in the third quarter of 2012 compared to the third quarter of 2011 due to increased production work on Antares rockets for the CRS contract and increased activity on target launch vehicles, partially offset by decreased activity on missile defense interceptors.

Segment operating income increased $4.1 million in the third quarter of 2012 compared to the third quarter of 2011 due to profit improvements on certain space launch vehicle contracts in addition to increased activity on Antares rockets and target launch vehicles, offset partially by decreased activity on missile defense interceptors.  Segment operating margin increased principally due to the space launch vehicle contract profit improvements.

Satellites and Space Systems

	Third Quarter				First Nine Months
($ in millions)	2012	2011	% Change		2012	2011	% Change
Revenues	$129.5	$141.1	(8%	)	$370.9	$432.0	(14%	)
Operating Income	12.2	11.5	6%		30.1	30.2	-
Operating Margin	9.4%	8.2%			8.1%	7.0%

Satellites and space systems segment revenues decreased $11.6 million in the third quarter of 2012 compared to the third quarter of 2011 principally due to lower revenues from communications satellite contracts that are nearing completion, partially offset by higher revenues from science and remote sensing satellite contracts.

Segment operating income increased $0.7 million in the third quarter of 2012 compared to the third quarter of 2011 despite the reduction in segment revenues primarily due to profit improvements on certain communications satellite contracts that were substantially completed in the third quarter of 2012.  Segment operating margin increased due to the communications satellite contract profit improvements.

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Orbital Announces Third Quarter 2012 Financial Results

Advanced Space Programs

	Third Quarter			First Nine Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Revenues	$120.2	$112.2	7%	$368.1	$308.1	19%
Operating Income	9.8	8.0	23%	27.0	20.3	33%
Operating Margin	8.2%	7.1%		7.3%	6.6%

Advanced space programs segment revenues increased $8.0 million in the third quarter of 2012 compared to the third quarter of 2011 due to increased activity on the CRS contract, partially offset by decreased activity on national security satellite contracts.

Segment operating income increased $1.8 million in the third quarter of 2012 compared to the third quarter of 2011 principally due to net favorable contract profit changes.  Segment operating margin increased primarily due to these contract profit improvements.

Cash Flow

	Third Quarter	First Nine Months
($ in millions)	2012	2012
Net Cash Used in Operating Activities	$(37.3)	$(19.3)
Capital Expenditures	(9.1)	(40.8)
Net Proceeds from Disposition of Property	25.6	25.6
Free Cash Flow	(20.8)	(34.5)
Other, Net	1.9	2.8
Net Decrease in Cash	(18.9)	(31.7)
Beginning Cash Balance	246.4	259.2
Ending Cash Balance	$227.5	$227.5

New Business Highlights

In the third quarter of 2012, Orbital recorded approximately $240 million in new firm and option contract bookings.  In addition, the company recognized approximately $145 million of option exercises under existing contracts.  As of September 30, 2012, the company’s firm contract backlog was approximately $2.1 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.0 billion.

Operational Highlights

In the third quarter of 2012, the company carried out two launch vehicle and satellite missions and delivered eight additional systems to customers for future missions.  Major third quarter operational missions included the successful deployment and in-orbit check-out of the Hylas-2 high-throughput broadband satellite for Avanti Communications, PLC in August.  In addition, a Patriot Target Vehicle for the U.S. Air Force was successfully launched in September.  In
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Orbital Announces Third Quarter 2012 Financial Results

October, the IS-23 commercial communications spacecraft built by Orbital for Intelsat S.A. was also successfully deployed into orbit.

In addition to these operational events, Orbital also achieved several milestones in its Antares rocket and Cygnus spacecraft development programs over the last three months.  The company’s activities on these programs were highlighted by the testing and activation of the new launch complex at Wallops Island and the roll-out to the pad of an Antares first stage rocket to be used in the final ground tests prior to the inaugural flight of the rocket.  In addition, Orbital’s first two Cygnus cargo logistics spacecraft have completed their major functional and environmental testing.  These Cygnus spacecraft are expected to be delivered to Wallops Island in early 2013 for integration with Antares rockets and launches to the International Space Station on COTS and CRS missions.

For the remainder of 2012, Orbital is scheduled to complete over 15 additional space missions, product deliveries and major research and development milestones.  These are highlighted by the first launch of the Antares rocket, the deployment of the StarOne-C3 and Mexsat-3 commercial communications satellites, and a flight test of the company’s Ground-based Midcourse Defense (GMD) missile defense interceptor booster.

2012 Financial Guidance

The company updated its financial guidance for full year 2012 as follows:

	Current	Previous
Revenues ($ in millions)	$1,425 - $1,450	$1,425 - $1,475
Operating Income Margin	7.00% - 7.25%	6.50% - 7.00%
Diluted Earnings per Share	$0.97 - $1.02	$0.95 - $1.05
Free Cash Flow ($ in millions)	($20) - ($40)	($20) - ($40)

2013 Preliminary Outlook

The company’s preliminary financial outlook for full year 2013 is for revenues in the range of $1,450 million to $1,525 million, operating income margin between 7.25% and 7.75%, and diluted earnings per share in the range of $1.00 to $1.15.  The preliminary outlook for 2013 is based on a variety of assumptions about future business conditions and operational events, including new business bookings, U.S. Government budget levels and tax policies.  This outlook assumes that the effective income tax rate will be approximately 38% in 2013.

Disclosure of Non-GAAP Financial Measure

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities, less capital expenditures for property, plant and equipment, plus net proceeds from disposition of property.  A reconciliation of free cash flow to net cash provided by (used in) operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful
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Orbital Announces Third Quarter 2012 Financial Results

because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “will,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, may materially impact Orbital’s actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces Third Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Third Quarter		First Nine Months
	2012	2011	2012	2011

Revenues	$372,882	$342,170	$1,082,180	$1,010,472
Cost of revenues	284,288	267,494	833,338	821,292
Research and development expenses	32,913	26,681	82,721	67,248
Selling, general and administrative expenses	24,368	23,327	84,869	64,340
Income from operations	31,313	24,668	81,252	57,592
Interest income and other	61	369	694	12,561
Interest expense	(2,517)	(2,880)	(8,564)	(8,217)
Income before income taxes	28,857	22,157	73,382	61,936
Income tax provision	(9,405)	(5,684)	(26,323)	(11,912)
Net income	$19,452	$16,473	$47,059	$50,024

Basic income per share	$0.33	$0.28	$0.79	$0.85
Diluted income per share	0.33	0.28	0.79	0.84

Shares used in computing basic income per share	59,211	58,598	59,049	58,441
Shares used in computing diluted income per share	59,505	58,987	59,356	58,985

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Orbital Announces Third Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Third Quarter		First Nine Months
	2012	2011	2012	2011
Revenues:
Launch Vehicles	$140.7	$116.5	$393.1	$353.2
Satellites and Space Systems	129.5	141.1	370.9	432.0
Advanced Space Programs	120.2	112.2	368.1	308.1
Eliminations	(17.5)	(27.6)	(49.9)	(82.8)
Total Revenues	$372.9	$342.2	$1,082.2	$1,010.5

Income from Operations:
Launch Vehicles	$9.3	$5.2	$26.3	$7.1
Satellites and Space Systems	12.2	11.5	30.1	30.2
Advanced Space Programs	9.8	8.0	27.0	20.3
Corporate and Other	—	—	(2.1)	—
Total Income from Operations	$31.3	$24.7	$81.3	$57.6

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Orbital Announces Third Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2012	2011
Assets
Cash	$227,523	$259,219
Receivables	495,007	333,467
Inventory	56,554	64,335
Deferred income taxes, net	37,061	51,413
Other current assets	28,026	46,965
Total current assets	844,171	755,399
Investments	9,400	8,500
Property, plant and equipment, net	248,084	259,972
Goodwill	75,261	75,261
Other non-current assets	27,135	31,668
Total Assets	$1,204,051	$1,130,800

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$268,874	$234,379
Deferred revenues and customer advances	77,331	104,970
Total current liabilities	346,205	339,349
Long-term debt	135,701	131,182
Other non-current liabilities	24,685	16,990
Total stockholders’ equity	697,460	643,279
Total Liabilities and Stockholders’ Equity	$1,204,051	$1,130,800

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Orbital Announces Third Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Third Quarter	First Nine Months
	2012	2012

Net income	$19,452	$47,059
Depreciation and amortization	9,639	27,995
Deferred income taxes	8,701	24,109
Changes in assets and liabilities	(76,986)	(126,414)
Other	1,909	7,924
Net cash used in operating activities	(37,285)	(19,327)
Capital expenditures	(9,061)	(40,801)
Net proceeds from disposition of property	25,589	25,589
Net cash provided by (used in) investing activities	16,528	(15,212)
Net proceeds from issuance of common stock	1,744	2,590
Other	185	253
Net cash provided by financing activities	1,929	2,843
Net decrease in cash	(18,828)	(31,696)
Cash, beginning of period	246,351	259,219
Cash, end of period	$227,523	$227,523

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